EXHIBIT 10.6

            THE FARMERS NATIONAL BANK OF EMLENTON PROFIT SHARING PLAN
                                   (SUMMARY)

The Farmers National Bank of Emlenton Profit Sharing Plan is open to all full- and part-time employees of the Bank who meet certain criteria. However, those participating in the Executive Management Bonus Program and the Corporate Banking Incentive Program are not eligible for awards under the plan. Payments are based on a percentage of the employee's annual salary in the event the Bank reaches targeted net income goals.

The plan is administered by the Human Resources Committee and reviewed annually by the Committee with any changes being recommended to the full Board of Directors of the Bank for approval.